EXHIBIT 21.1
MAXIMUS, Inc.
List of Subsidiaries
As of September 30, 2017

Name*	Jurisdiction of Incorporation/Organization
2020 Company, LLC	Illinois
Aged Care Assessments Australia Pty Ltd	Australia
Ascend Management Innovations LLC	Tennessee
Assymetrics Pty Ltd	Australia
Cheviot Recruitment Ltd	England & Wales
Child Welfare Assessments Pty Ltd	Australia
GAEA Management Ltd	British Columbia
Goldfields Employment and Training Services Pty Ltd (51% owned)	Australia
Health Management Limited	England & Wales
Interactive Technology Solutions, LLC	Maryland
InSysCo, Inc.	Virginia
ITSolutions Net Government Solutions, Inc.	Maryland
ITSolutions Net Inc.	Delaware
ITEQ Holding Company, Inc.	Maryland
MAXIMUS Asia Pte Ltd	Singapore
MAXIMUS Australia Holding Company Pty Ltd	Australia
MAXIMUS BC Health Inc.	British Columbia
MAXIMUS BC Health Benefit Operations Inc.	British Columbia
MAXIMUS Canada, Inc.	Canada
MAXIMUS Canada Employment Services Inc.	British Columbia
MAXIMUS Canada Services, Inc.	Canada
MAXIMUS Companies Limited	England & Wales
MAXIMUS Consulting Services, Inc.	Virginia
MAXIMUS Federal LLC	Texas
MAXIMUS Federal Services, Inc.	Virginia
MAXIMUS Federal Systems, LLC	Maryland
MAXIMUS Gulf Company Ltd (70% owned)	Saudi Arabia
MAXIMUS People Services Ltd	England & Wales
MAXIMUS Health Services, Inc.	Indiana
MAXIMUS HHS Holdings Limited	England & Wales
MAXIMUS Human Services, Inc.	Virginia
MAXIMUS Properties LLC	Virginia
MAXSolutions Pty Limited	Australia
Optimos LLC	Maryland
Policy Studies, Inc.	Colorado
PSI Services Holding, Inc.	Delaware
Remploy Ltd (70% owned)	England & Wales
Revitalised Limited	England & Wales
The Centre for Health and Disability Assessments Ltd	England & Wales
Themis Program Management and Consulting Ltd	British Columbia
*  The names of other subsidiaries have been omitted from this list because, considered in the aggregate, they would not constitute a significant subsidiary under Securities and Exchange Commission Regulation S-X, Rule 1-02(w).